Exhibit 4.1

AvalonBay Communities, Inc

Issuer

to

U.S. Bank National Association

Trustee

Fourth Supplemental Indenture

Dated as of September 18, 2006

Medium-Term Notes Due Nine Months or More
from Date of Issue

FOURTH SUPPLEMENTAL INDENTURE, dated as of September 18, 2006 (the “Supplemental Indenture”), between AVALONBAY COMMUNITIES, INC., a corporation organized under the laws of the State of Maryland (herein called the “Company”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States, as successor trustee (in such capacity, the “Trustee”) under the Senior Indenture defined below, having a place of business at 100 Wall Street  New York, NY 10005.

RECITALS OF THE COMPANY

The Company hereby states as follows:

The Company has heretofore delivered to the State Street Bank and Trust Company (the “Original Trustee”), in its capacity as original trustee thereunder, an Indenture dated as of January 16, 1998 (the “Senior Indenture”) by and between the Company (formerly known as Bay Apartment Communities, Inc.) and the Original Trustee (as to which U.S. Bank National Association now serves as successor in the capacity of Trustee), together with a First Supplemental Indenture dated as of January 20, 1998, a Second Supplemental Indenture dated as of July 7, 1998, a Third Supplemental Indenture dated as of December 21, 1998, and an Amended and Restated Third Supplemental Indenture dated as of July 10, 2000, the forms of which have been filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and incorporated by reference as exhibits to the Company’s Registration Statement on Form S-3 (Registration No. 333-132435), providing for the issuance from time to time of Senior Debt Securities of the Company (the “Securities”) in an unlimited aggregate principal amount, including a series of debt securities entitled “Medium-Term Notes Due Nine Months or More from Date of Issue” (the “MTNs”).

The Company wishes to amend Section 101 and the first paragraph of Section 303 of the Senior Indenture as set forth below.

The Company also wishes to amend, with respect to all issuances of MTNs on or after the date of this Fourth Supplemental Indenture, Section 2.4(1) of the Third Amended and Restated Indenture as set forth below.

The Company intends in all other respects to continue the Third Amended and Restated Supplemental Indenture in full force and effect except as expressly set forth in this Fourth Supplemental Indenture.

Section 901(5) of the Senior Indenture provides that the Company and the Trustee may enter into an indenture supplemental to the Senior Indenture to change or eliminate any of the provisions of the Senior Indenture, subject to certain limitations with respect to outstanding Securities.  This Fourth Supplemental Indenture does not affect any outstanding Securities.

The Trustee is willing to enter into this Fourth Supplemental Indenture at the Company’s request, subject to compliance with Section 901 of the Senior Indenture, as applicable.

Section 901(7) of the Senior Indenture provides for the Company and the Trustee to enter into an indenture supplemental to the Senior Indenture to establish the form or terms of Securities of any series as provided by Sections 201 and 301 of the Senior Indenture.

The Board of Directors of the Company has previously duly adopted resolutions authorizing the Company to execute and deliver this Supplemental Indenture.

All the conditions and requirements necessary to make this Fourth Supplemental Indenture, when duly executed and delivered, a valid and binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled.

NOW, THEREFORE, THIS FOURTH SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of each of the series of Securities provided for herein by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes (as defined in the Amended and Restated Third Supplemental Indenture referred to above) or of any series thereof, as follows:

ARTICLE ONE

SECTION 1.1.  Amendment of Section 101 of the Senior Indenture.

The definitions of “Company Request” and “Company Order” and “Officers’ Certificate” in Section 101 of the Senior Indenture are hereby amended and restated in their entirety so as to read as follows:

“Company Request” and “Company Order” mean, respectively, a written request or order signed in the name of the Company by its Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer or a Vice President and by its Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary, of the Company, and delivered to the Trustee.

“Officers’ Certificate” means a certificate signed by the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer or a Vice President and by its Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary, of the Company and delivered to the Trustee.

SECTION 1.2.  Amendment of the first paragraph of Section 303 of the Senior Indenture.

The first paragraph of Section 303 of the Senior Indenture is hereby amended and restated in its entirety so as to read as follows:

Section 303. Execution, Authentication, Delivery and Dating.

The Securities and any coupons appertaining thereto shall be executed on behalf of the Company by its Chairman of the Board, its President, its Chief Executive Officer, its Chief Financial Officer or one of its Vice Presidents, under its corporate seal reproduced thereon, and attested by its Treasurer, its Assistant Treasurer, its Secretary or one of its Assistant Secretaries.  The signature of any of these officers on the Securities and coupons may be manual or facsimile signatures of the present or any future such authorized officer and may be imprinted or otherwise reproduced on the Securities.

SECTION 1.3.  Amendment of Section 2.4(1) of the Amended and Restated Third Supplemental Indenture.

Section 2.4(1) of the Amended and Restated Third Supplemental Indenture is hereby amended and restated in its entirety, so as to read as follows; provided, however, that such amendment and restatement shall apply only to and for the benefit of MTNs issued on or after the date of  this Fourth Supplemental Indenture; and provided, further, however, that all MTNs issued prior to the date of this Fourth Supplemental Indenture shall continue to have the benefit of, and the Company shall continue to be bound by and shall comply with, the terms of Section 2.4(1) of the Amended and Restated Third Supplemental Indenture as existing and in effect immediately prior to the date of the Fourth Supplemental Indenture:

SECTION 2.4  Limitations on Incurrence of Indebtedness.

(1)  The Company will not, and will not permit any Subsidiary to, incur any Indebtedness if, immediately after giving effect to the incurrence of such additional Indebtedness and the application of the proceeds thereof, the aggregate principal amount of all outstanding Indebtedness of the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 65% of the sum of (without duplication) (i) the Total Assets of the Company and its Subsidiaries as of the end of the calendar quarter covered in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Indebtedness and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by the Company or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness.

ARTICLE TWO

MISCELLANEOUS PROVISIONS

SECTION 2.1.  Ratification of Senior Indenture.

Except as expressly modified or amended hereby, the Senior Indenture, as heretofore amended by the supplemental indentures referred to above, continues in full force and effect and is in all respects confirmed and preserved.

SECTION 2.2.  Governing Law.

This Supplemental Indenture and each Note shall be governed by and construed in accordance with the laws of the State of New York.  This Supplemental Indenture is subject to the provisions of the Trust Indenture Act of 1939, as amended, and shall, to the extent applicable, be governed by such provisions.

SECTION 2.3.  Counterparts.

This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF,  the parties hereto have caused this Fourth Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first written above.

AVALONBAY COMMUNITIES, INC.
By:	/s/ Thomas J. Sargeant
Thomas J. Sargeant
Chief Financial Officer

Attest:	/s/ Edward M. Schulman
Edward M. Schulman
Secretary

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:	/s/ Wendy Kumar
K. Wendy Kumar
Vice President